UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 1, 2009
Wabash National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(765) 771-5310

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 2 — Financial Information
Item 2.04 — Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On April 1, 2009, Wabash National Corporation (the “Company”) received written notice from Bank of America, N.A., as administrative agent (the “Agent”), relating to its Second Amended and Restated Loan and Security Agreement (the “Revolving Credit Facility”).
     As disclosed in the Company’s March 31, 2009 press release (which was filed as an exhibit to the Form 8-K filed on April 1, 2009), while the Company was in compliance with its financial covenants under its Revolving Credit Facility at December 31, 2008, because the Company has not delivered audited financial statements to the lenders by March 31, 2009, an event of default has occurred under the Revolving Credit Facility, which permits the lenders to increase the interest on the outstanding principal by 2%, to cause an acceleration of the maturity of borrowings, to restrict advances, and to terminate the Revolving Credit Facility.
     The notice provided by the Agent to the Company asserts the existence of events of default under the Revolving Credit Facility relating to the failure to deliver the required financial statements, the failure to deliver notice of the change in name of a Company subsidiary, and the requests for borrowings during the pendency of an event of default. In accordance with the terms of the Revolving Credit Facility, as of April 1, 2009, the Agent has (i) increased the interest on the outstanding principal under the Revolving Credit Facility by 2% and (ii) implemented availability reserves that result in a reduction of the Company’s borrowing base under the Revolving Credit Facility by $25 million. As of March 31, 2009, the Company had $53.0 million in borrowings outstanding under the Revolving Credit Facility.
     The notice does not terminate the Revolving Credit Facility or demand immediate repayment of any outstanding debt and the payment of accrued interest thereunder, but reserves the rights of the lenders to do any of the foregoing or seek any other available remedies. There can be no assurance that these actions may not occur at any time. The Company is in discussions with the lenders concerning the aforementioned events of default and negotiation of a forbearance agreement and one or more amendments to the Revolving Credit Facility.
Section 3 — Securities and Trading Markets
Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (a) On April 1, 2009, the Company received a letter from the staff of NYSE Regulation, Inc. advising that, pursuant to Section 802.01E of the New York Stock Exchange Listed Company Manual, the Company has been identified as a possible late filer as a result of its failure to file its Annual Report on Form 10-K for the period ended December 31, 2008 on a timely basis in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934. The letter notes that if the Company’s Form 10-K is not filed by 2:30 p.m. Eastern Time on April 6, 2009, the Company will be posted to the late filers list on the Listing Standards Filing Status page on the New York Stock Exchange, Inc. (the “NYSE”) website on April 7, 2009 and an “.LF” indicator will be appended to the Company’s trading symbol listed on the NYSE’s consolidated tape provided to data vendors. The website posting and indicator will remain in effect until the Company is current with all reporting requirements with the Securities and Exchange Commission.
     As disclosed in the Company’s March 31, 2009 press release (which was filed as an exhibit to the Form 8-K filed on April 1, 2009), the Company anticipates filing the delayed Form 10-K by April 15, 2009.
Forward-Looking Statements
     This Current Report on Form 8-K contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the current contraction in demand for transportation equipment associated with current economic conditions, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, uncertainty in the outcome of our discussions with lenders, risks that we may be unable to raise capital if needed or complete a satisfactory strategic alternative, uncertainty that the Company can continue as a going concern and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this Current Report on Form 8-K and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION
Date: April 3, 2009	By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President and Chief Financial Officer

4